Exhibit 99.1

Press Release
Trident Microsystems Appoints Uri Kreisman as Vice President of Worldwide Operations
Santa Clara, Calif. — November 12, 2008 — Trident Microsystems, Inc. (NASDAQ: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced it has appointed Uri Kreisman as its new Vice President of Worldwide Operations.
“I am pleased to announce Uri’s addition as a valuable member of the Trident executive team,” said Sylvia Summers, Trident’s Chief Executive Officer and President. “Uri has an impressive background in the digital TV IC industry with a focus on efficient manufacturing and operations. Based in Taipei, close to our strategic manufacturing partners, Uri will be responsible for global supply chain management as well as product and test engineering. He will drive the optimization of our product cost structure while ensuring that we provide the quality and reliability that our customers demand in order to compete effectively in their own markets.”
Executive Biography
Mr. Kreisman, 43, brings 14 years of experience in the semiconductor industry. Immediately prior to joining Trident, Mr. Kreisman had a long career at Zoran Microelectronics, Ltd., serving most recently as its Senior Director of Operations from 2001 to October 2008. From 1996 to 2001, he served in a variety of engineering capacities at Zoran, including as a Product and Test Engineering Manager. From 1994 to 1996, Mr. Kreisman served as a Product Engineer for Tower Semiconductor, Ltd. in Israel. Mr. Kreisman holds a Bachelors of Science degree in Electrical Engineering and a Business Administration Diploma from the Israel Institute of Technology and a Bachelors of Science degree in Electrical Engineering from The Transport Institute, Leningrad, Russia.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital television, LCD television, or TV, and digital set-top boxes, or STB. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig or Maria Riley
Tel: +1-415-217-7722
Email: Suzanne or Maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com
TRID-IR

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